Exhibit 10(b)






February 3, 2004


Mr. Richard E. Rivera
10940 Emerald Chase
Orlando, FL 32836


Dear Dick:


You have been employed by Darden Restaurants, Inc. ("Darden") and have served as a member of its Board of Directors. Because you and Darden wish to have an amicable separation, Darden has offered you certain benefits and consideration on the terms outlined in this letter, which exceed the benefits to which you would otherwise be entitled. Specifically, we have agreed:

1. You have resigned your positions with Darden and its subsidiaries, including on the Darden Board of Directors. You will receive your regular base salary through January 18, 2004.

2. From January 19, 2004 until July 17, 2005 (the "Separation Date"), you will be placed on a leave of absence during which you will receive gross compensation of $12,865.38 per week for a total payment of $1,003,499.60.

3. Subject to paragraph 5 below, Darden will maintain for your benefit through the Separation Date, medical and dental coverage under Darden's group plan at the level of coverage presently applicable to you, on the terms that would have applied to you had you remained actively employed. After the Separation Date, you may elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA'). In addition, you are eligible to enroll yourself and your spouse in the retiree medical plan.

4. Subject to Paragraph 5, below, Darden will maintain group life insurance coverage for your benefit through the Separation Date, on the terms that would have applied to you had you remained actively employed.

5. The benefits described in paragraphs 3 and 4 above will cease prior to the Separation Date if you are employed by another employer that offers coverage.

6. You will not be eligible for an MIP award for the 2004 fiscal year or beyond.

7. You are entitled to outplacement services through Spherion, Inc., for six months or until you obtain new employment, whichever occurs first.

8. You may keep your company automobile until February 2, 2004. Prior to that date, you may purchase the automobile at AMR market value, less 10%.

9. On or prior to the Separation Date, you may make in-service withdrawals of funds from the FlexComp Plan in accordance with the Plan's terms.


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10.  Restricted  stock  and  stock  options  awarded  prior  to the date of this
     Agreement will continue to vest until the Separation Date, but are otherwise subject to the terms of the plan(s) under which the stock or options were awarded. In addition, you may exercise vested options for 3 months past (i) the Separation Date or (ii) the expiration date of the option, whichever first occurs.

11. Your eligibility for the physical examination and financial counseling benefits will terminate on December 30, 2004, and for the competitive dining benefit on January 6, 2004.

12.  You agree:

     (a) Not to make any statements to the news media or derogatory statements to anyone concerning Darden, its subsidiaries, or the management of those companies;

     (b) Not to disclose the terms of this Agreement or any other confidential information of Darden or its subsidiaries, including Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones, Seasons 52, or the New Business Division to any third parties, and to hold the confidential information in confidence and not to use, transfer, or disclose the information, directly or indirectly to anyone;

     (c)  Not to apply for  employment  with Darden or any of its  subsidiaries;
          and

     (d) Until the Separation Date, to be available at reasonable times, for consultation on any Darden matters that you have been involved with or may have worked on during your employment.

13. You agree that, until the Separation Date, you will not (i) accept any employment, serve as a contractor or consultant or become an owner or investor in the following casual dining restaurant companies: Brinker
     International, Inc., Applebee's International, Ale House, or Outback Steakhouse, Inc., or for any casual dining competitor that operates or is contemplating the operation of any restaurant that primarily serves Caribbean, Italian, seafood, barbeque, or any restaurant similar to Seasons 52 or any other concepts currently under development by the New Business Division of Darden, or any casual dining restaurant company that then competes directly with a restaurant concept operated by Darden (ii) through your own action or those of any third party, employ or offer to employ any officer or employee of Darden or any of its subsidiaries, or directly or indirectly encourage any officer or employee of Darden or any of its affiliated companies to leave his or her employment. Violation of this provision will entitle Darden to injunctive relief, in addition to all other applicable remedies.

14. You are aware of your legal rights concerning your employment with Darden. You agree that for yourself, your heirs, legal representatives and assigns, you hereby waive and completely and finally release Darden and its subsidiaries and their successors, and the employees, agents, officers and directors of each of them from, and agree not to sue or pursue any claim against any of them for, all known and unknown claims or causes of action of whatever nature which you may have as of the date of this Agreement or which arise from events occurring on or before that date. These claims or causes of action include, but are not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act and any other local state or federal law, ordinance or regulation dealing with employment discrimination, and any claims or causes of action for wrongful discharge or breach of contract.

15. In addition to all other applicable legal and equitable remedies available to Darden upon your breach of any provision of this Agreement, if you violate the provisions of Sections 13 or 14 of this Agreement, you will forfeit all benefits (whether paid or to be paid) under this agreement, and Darden will be entitled to immediate injunctive relief. You authorize Darden to seek such relief in the state or federal


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     court in Orange  County,  Florida,  and you hereby waive all  objections to venue and personal jurisdiction.

16. You acknowledge that you were provided twenty-one (21) full days during which to consider whether to sign this Agreement. If you have signed this Agreement prior to the expiration of the 21 day period, you have voluntarily elected to forego the remainder of that period.

17.  You acknowledge:

     (a) that you have been given an opportunity to consult with anyone you choose, including an attorney, about this Agreement and the release it contains;

     (b) that you understand fully the terms and effect of the Agreement and release;

     (c)  that these terms are final and binding on you; and

     (d) that you have signed this Agreement and release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of Darden or any of its subsidiaries.

18. (a) This letter contains all the terms agreed upon between you and Darden regarding your employment and its termination, and supersedes all prior oral or written agreements, arrangements, and communications. This Agreement can only be amended in writing signed by you and Darden.

     (b)  This Agreement will be governed by the laws of the State of Florida.

     (c) All payments to you under the Agreement are subject to applicable tax and other deductions required by law.

     (d) If any portion of this Agreement is found to be void, the remainder will continue in full force and effect.


Dick, if this letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me. You have 7 days from the date of your acceptance of this Agreement to revoke it; if you do not revoke it within the 7-day period, it will become effective. Revocation must be made in writing and sent to Darden Restaurants, Inc., Attn: Dan Lyons, 5900 Lake Ellenor Drive, Orlando, FL 32809.


Sincerely yours,

DARDEN RESTAURANTS, INC.

BY: /s/ Daniel Lyons                          2/3/04
   ----------------------------------------------------
   Senior Vice President, Human Resources       Date


Read and agreed.

   /s/ Richard E. Rivera                      2/3/04
  -----------------------------------------------------
  Mr. Richard E. Rivera                         Date


I knowingly and voluntarily elected to forego waiting 21 days to execute this Release.


  -----------------------------------------------------
  Mr. Richard E. Rivera                         Date


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